As filed with the Securities and Exchange Commission on July 22, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ICON plc
(Exact name of registrant as specified in its charter)

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

South County Business Park
Leopardstown
Dublin 18, Ireland
(Address of Principal Executive Offices)	(Zip Code)

ICON plc 2013 Restricted Share Unit Plan
(Full title of the plan)

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York  10005
Attention:  John Schuster, Esq.
(Name and address of agent for service)

(212) 701-3000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Ordinary Shares, par value 6 Euro cents each reserved for issuance under the ICON plc 2013 Restricted Share Unit Plan	1,600,000	$37.90	$60,632,000.00	$8,270.20

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number Ordinary Shares that may, with respect to the Ordinary Shares registered hereunder, become issuable under the ICON plc 2013 Restricted Share Unit Plan (the “2013 RSU Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without ICON’s receipt of consideration that results in an increase in the number of outstanding Ordinary Shares in accordance with the provisions of the 2013 RSU Plan described herein.

(2)
Estimated solely for the purpose of calculating the registration fee, computed pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices of an ordinary share, as reported on The NASDAQ Global Select Market on July19, 2013.

(3)	The amount is based on the proposed maximum aggregate offering price of $60,632,000.00. See note (2)

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.        Plan Information.*

Item 2.        Registrant Information and Employee Plan Annual Information.*

*           Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement (this “Registration Statement”) in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents have been filed with the Securities and Exchange Commission (the “Commission”) by ICON plc (“ICON” or the “Registrant”) and are hereby incorporated by reference into this Registration Statement:

•	ICON’s Annual Report on Form 20-F (File No. 000-29714) for the fiscal year ended December 31, 2012, filed with the Commission on March 6, 2013; and

•
The description of ICON’s ordinary shares, par value 6 euro cents each (the “Ordinary Shares”) incorporated by reference to ICON’s Registration Statement on Form F-3 (File No. 333-133371) filed with the Commission on April 19, 2006, as amended on May 5, 2006.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Except as indicated below, there is no statute, charter provision, by-law, contract or arrangement under which any director or officer of ICON is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

Paragraph 141 of the Articles of Association of ICON provides as follows:

Subject to the provisions of and so far as may be permitted by the Acts, every Director, Managing Director, Secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses, and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

To the extent permitted by law, the Directors may arrange insurance cover at the cost of the Company in respect of any liability, loss or expenditure incurred by any Director or officer in relation to anything done or alleged to have been done or omitted to be done by him as Director or officer.

ICON maintains a standard form of directors’ and officers’ insurance policy, which provides coverage to its directors and officers for certain liabilities.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

The following is a complete list of exhibits filed or incorporated by reference as a part of this Registration Statement:

Exhibit No.	Description
4.1	ICON plc 2013 Restricted Share Unit Plan.
5.1	Opinion of A&L Goodbody Solicitors with respect to the legality of the Ordinary Shares being registered hereby.
23.2	Consent of KPMG.

Item 9.          Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

                (iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that:

paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland on July 22, 2013.

ICON PLC By: /s/ Brendan Brennan Name: Brendan Brennan Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ciaran Murray and Brendan Brennan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to sign any and all pre- or post-effective amendments to the Registration Statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Thomas Lynch	Chairman of the Board, Director	July 22, 2013
Thomas Lynch
/s/ Ciaran Murray	Chief Executive Officer, Director	July 22, 2013
Ciaran Murray	(principal executive officer)
/s/ Brendan Brennan	Chief Financial Officer, Chief Accounting Officer	July 22, 2013
Brendan Brennan	(principal financial and accounting officer)
/s/ Dr. John Climax	Director	July 22, 2013
Dr. John Climax
/s/ Prof. Dermot Kelleher	Director	July 22, 2013
Prof. Dermot Kelleher
/s/ Dr. Ronan Lambe	Director	July 22, 2013
Dr. Ronan Lambe
/s/ Declan McKeon	Director	July 22, 2013
Declan McKeon
/s/ Cathrin Petty	Director	July 22, 2013
Cathrin Petty
/s/ Prof. William Hall	Director	July 22, 2013
Prof. William Hall

AUTHORIZED REPRESENTATIVE

Puglisi & Associates
/s/ Donald J. Puglisi	Authorized Representative in the United States	July 22, 2013
Donald J. Puglisi Managing Director, Puglisi & Associates

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	ICON plc 2013 Restricted Share Unit Plan.
5.1	Opinion of A&L Goodbody Solicitors with respect to the legality of the Ordinary Shares being registered hereby.
23.2	Consent of KPMG.